SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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ENTERASYS NETWORKS, INC.
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(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Proxy Information
In connection with Enterasys’ solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Enterasys will file with the Securities and Exchange Commission (the “SEC”), and will furnish to its shareholders a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at www.sec.gov. Shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) on the Web at www.enterasys.com, or by directing a request by mail or telephone to Enterasys Networks, Inc., 50 Minuteman Road, Andover, MA, 01810, Attention: Investor Relations; Telephone: 978-684-1473.
Enterasys and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Enterasys’ shareholders in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Enterasys’ proxy statement relating to proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Enterasys common stock as of August 30, 2005, is also set forth in the Schedule 14A filed by Enterasys on September 15, 2005, with the SEC.
This filing contains forward-looking statements regarding future events, activities and financial performance, such as management’s expectations regarding future revenue and cash flow; strategic relationships and market opportunities; product development; and other business strategies and objectives. These statements may be identified with such words as “we expect,” “we believe,” “we anticipate,” or similar indications of future expectations. These statements are neither promises nor guarantees, and actual future financial performance, events and activities may differ materially. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date hereof. We expressly disclaim any obligation to update such statements publicly to reflect changes in the expectations, assumptions, events or circumstances on which such statements may be based or that may affect the likelihood that actual results will differ materially.
Some risks and uncertainties that may cause actual results to differ materially from these forward-looking statements include, but are not limited to: risks associated with the proposed merger; worldwide and regional economic uncertainty and recent political and social turmoil may continue to negatively affect our business and revenue; we have a history of losses in recent years and may not operate profitably in the future; our quarterly operating results may fluctuate, which could cause us to fail to meet quarterly operating targets and result in a decline in our stock price; we earn a substantial portion of our revenue for each quarter in the last month of each quarter, which reduces our ability to accurately forecast our quarterly results and increases the risk that we will be unable to achieve previously forecasted results; we continue to introduce new products, and if our customers delay product purchases or choose alternative solutions, or if sales of new products are not sufficient to offset declines in sales of older products, our revenue could decline, we may incur excess and obsolete inventory charges, and our financial condition could be harmed; we may be unable to upgrade our indirect distribution channels or otherwise enhance our selling capabilities, which may hinder our ability to grow our customer base and increase our revenue; we have experienced significant changes in senior management and our current management team has been together for only a limited time, which could limit our ability to achieve our objectives and effectively operate our business; there is intense competition in the market for enterprise network equipment, which could prevent us from increasing our revenue and achieving profitability; a portion of the enterprises we sell to rely in whole or in part on public funding and often face significant budgetary pressure, and if these customers must delay, reduce or forego purchasing from us, our revenues could be harmed; we depend upon a limited number of contract manufacturers for substantially all of our manufacturing requirements, and the loss of any of our primary contract manufacturers would impair our ability to meet the demands of our customers; and those additional risks and uncertainties discussed in our most recent filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q for the fiscal quarter ended October 1, 2005.
This filing is a script of the Investor Conference Call held by Enterasys Networks, Inc. (the “Company”).
Enterasys Networks
Investor Conference Call
November 14, 2005

FINAL
Operator:
     Good day, ladies and gentlemen, and welcome to the Enterasys Networks conference call. I would now like to turn the presentation over to your host for today’s call, Kevin Flanagan, director of investor relations. Please proceed, Mr. Flanagan.
Kevin Flanagan:
Thank you, operator. Good afternoon everyone and thank you for joining us. With me today is our CEO, Mark Aslett, our CFO, Rip Haak, and our EVP of Strategic Affairs, Gerry Haines.
Before we begin, I’ll make a brief statement regarding forward-looking remarks. Certain statements on this conference call constitute forward-looking statements and actual results and events could differ materially. These statements were developed based on current estimates and numerous assumptions.
These estimates and assumptions reflect subjective judgments concerning future events and circumstances and may be incomplete or incorrect, and unanticipated events and circumstances may occur, causing these estimates or assumptions to be wrong.
For a detailed discussion of factors that could cause actual results to vary from these forward-looking statements, please refer to our most recent filings with the SEC, including our Form 10K for the 2004 fiscal year ended January 1, 2005 and Form 10-Q for the fiscal third quarter ended October 1, 2005. These filings are also available on our Web site.
I’d like to add a reminder that a replay of this conference call will be available through November 21st. To access the replay, please visit the “Investors” section of the Enterasys Web site, enterasys.com, or dial 888-286-8010 and enter passcode 30172787.
With that, I’ll turn the call over to Mark.
Mark Aslett:
Thanks, Kevin. Good afternoon and thank you for joining us.
This morning, we issued a news release announcing that we had signed a definitive merger agreement to be acquired by an investment group led by the private investment firms The Gores Group and Tennenbaum Capital Partners. Under the terms of the agreement, each outstanding share of Enterasys common stock will be converted into the right to receive $13.92 in cash, which equates to $386 million.
We believe this represents an excellent value for shareholders—a premium of 32 percent over last Friday’s closing price. We expect the transaction to be completed in the first quarter of fiscal 2006,

subject to approval by Enterasys shareholders and other customary closing conditions, including regulatory approvals.
In our view, this is great news for our current shareholders, customers, partners and employees. The price reflects our success in repositioning the Company and returning it to a solid operational and financial position, as demonstrated by our strong Q3 results. Looking forward, we believe operating as a private company with the financial backing of Gores and Tennenbaum will open doors to market opportunities not available to Enterasys today. We anticipate that this transaction will enable us to enhance the value Enterasys delivers to its customers, partners, employees and other constituencies as we leverage our leadership position in secure networking.
Let me tell you why we’re so enthusiastic about the deal. First, we feel the transaction delivers considerable value to our current shareholders, representing a premium of approximately 74 percent over the enterprise value of the Company as of the close of business last Friday. In addition, the transaction removes certain risks surrounding the Company’s ability to address challenges and opportunities it will face in the future.
We also feel that the Gores and Tennenbaum team dovetails very nicely with ours. Both firms have established track records of successfully working with management to grow companies in the technology space. They share our long-term view of expanding the business and meeting the needs of our customers and partners, both now and in the future. In addition to helping us pursue organic growth, we believe that the transaction creates a platform from which Enterasys can now actively participate in future networking industry consolidation.
On a day-to-day basis, it will continue to be business-as-usual here at Enterasys. The long-term success of the transaction depends largely on growing the business and further developing our product roadmap. The current senior management team will continue to lead the Company and our corporate headquarters will remain in Andover, Massachusetts.
From what I’ve seen today, our employees are feeling very good about the transaction, as well. They understand that it’s a validation of their hard work over the last few years. I think they see it as an opportunity to accelerate our results and create an even brighter future for Enterasys and for themselves as employees. Most important, they remain committed to serving our customers’ needs with Secure Networks solutions, and to providing the high levels of support on which we’ve built our reputation.
Now, I’ll ask Gerry to take you through some of the terms of the transaction and the process leading to it.
GERRY HAINES:
Thanks Mark. I’ll start with some of the details of the deal itself. The transaction will be in the form of a merger between Enterasys and a wholly owned subsidiary created by the Buyer. Upon closing, each outstanding share of Enterasys common stock will be converted into the right to receive $13.92 per share. All vested in-the-money options will be cashed out at the same price. Calculated based on the number of fully diluted shares, including options, the transaction is valued at approximately $386 million.
The closing of the transaction is subject to the approval of Enterasys’ shareholders, as well as the usual and customary conditions, including regulatory approvals. There is no financing contingency.
While no exact date for the closing has yet been set, we expect it to take place during the first quarter of 2006. The merger agreement presently specifies an outside date of March 15, 2006. This date can be extended by 30 days in the event the SEC proxy review process exceeds 30 days.
The transaction has been unanimously recommended to the Enterasys Board of Directors by a Special Committee of the Board comprised solely of independent, disinterested directors. The recommendation of the Special Committee was the result of a comprehensive evaluation of strategic alternatives available to the Company and was supported by a fairness opinion issued by

JPMorgan Securities, Inc., which served as investment advisor to the Company and the Special Committee.
The signing, which took place last Friday, was the culmination of a rigorous process that’s been ongoing for the past three quarters, involving confidential discussions and extensive due diligence with a wide range of potential financial and strategic buyers.
I’ll close with some important information about proxy matters. In connection with Enterasys’ solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Enterasys will file with the Securities and Exchange Commission, and will furnish to its shareholders a proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at www.sec.gov.
Shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) on the Web at www.enterasys.com, or by directing a request by mail or telephone to Enterasys Networks, Inc., 50

Minuteman Road, Andover, MA, 01810, Attention: Investor Relations; Telephone: 978-684-1473.
Enterasys and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Enterasys’ shareholders in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Enterasys’ proxy statement relating to proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Enterasys common stock as of August 30, 2005, is also set forth in the Schedule 14A filed by Enterasys on September 15, 2005, with the SEC.
Now I’ll turn it back to Mark.
Mark Aslett:
Thanks, Gerry. This transaction represents the completion of a comprehensive process, and has produced what the Special Committee, the Board of Directors and management believe is a desirable result for our current shareholders and other constituencies. We wanted to share available information about the transaction, and we tried, to the extent possible, to anticipate and answer all of your questions. There will be much more information about the transaction and related matters in the proxy statement. We thank you for taking the time to listen to this call today. Operator, this concludes our call.